FOR IMMEDIATE RELEASE

Contact:

Megan Dyer

Allison & Partners

(619) 515-5327

megan@allisonpr.com

REAL MEX RESTAURANTS, INC. ANNOUNCES
EXTENSION OF EXCHANGE OFFER

Long Beach, Calif. -- December 20, 2004 -- Real Mex Restaurants, Inc. (the "Company") announced today that it has extended the expiration date for its previously announced exchange offer relating to its outstanding 10% Senior Secured Notes Due 2010 (the "Notes") which commenced on September 28, 2004.

The exchange offer, which was initially scheduled to expire on October 27, 2004, has been extended until 5:00 p.m., E.S.T. on January 19, 2005. Holders of Notes previously tendered for exchange shall have the right to withdraw tenders of Notes at any time prior to the expiration of the exchange offer. As of this date, holders of $105,000,000, or approximately 100%, of the outstanding principal amount of Notes have tendered their Notes for exchange.  As previously announced, the Company has temporarily suspended the use of its exchange offer prospectus.  Such suspension shall continue to be in effect until further notice from the Company.

This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities.

About Real Mex Restaurants

Headquartered in Long Beach, California, Real Mex Restaurants is one of the largest full-service, casual dining Mexican restaurant chain operators in the United States, with 124 restaurants in California and six other states. These include 67 El Torito Restaurants, 39 Acapulco Mexican Restaurants, 6 El Torito Grill Restaurants, the Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who-Song & Larry's, Casa Gallardo, El Paso Cantina, Keystone Grill, Hola Amigos and GuadalaHARRY'S. Real Mex Restaurants is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable, and friendly environment. For more information, please visit the company's websites at www.eltorito.com and www.acapulcorestaurants.com.

****

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks and uncertainties that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Real Mex Restaurants, Inc. with the Securities and Exchange Commission. Many of the factors that will determine future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. Real Mex Restaurants, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

***